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                                                                      Exhibit 10

                              ACQUISITION AGREEMENT

         THIS ACQUISITION AGREEMENT (hereinafter designated the "Agreement") is made as of the 18th day of May, 2000 by and among STOCKCHICKEN.COM (hereinafter designated as "Seller"), a Florida corporation, and THE FINANCIAL COMMERCE NETWORK, INC. (hereinafter designated "Buyer"), a Nevada Corporation, premised upon the following facts:

                                    RECITALS

         WHEREAS, Seller presently engages in the business of providing investment education, financial newsletters, real-time quotes, research reports and other services via it's stockchicken.com web site;

         WHEREAS, Buyer desires to acquire all of the outstanding shares of StockChicken.com; and

         WHEREAS, Buyer is familiar with the business of Seller, including operations, financial condition and its assets and has had an opportunity to ask questions of and receive answers from the officers of Seller regarding such matters;

         1. NOW, THEREFORE, based on the recitals set forth above, and in consideration of the mutual promises set forth below, Buyer shall tender 200,000 shares of common stock of The Financial Commerce Network, Inc. with restrictive legend, until such time as the shares are registered, in exchange for all of Seller's issued and outstanding shares totaling 11,350,000 of StockChicken.com; Buyer shall also assume certain liabilities, and assets as set forth on Schedule A, the full receipt and sufficiency of the heretofore stated consideration is hereby acknowledged by Seller, The parties agree that the terms of this agreement were reached under the terms of a Letter of Intent signed May 6, 2000.

                  The common stock of TFCN presently trades on the NASDAQ Over-the-Counter Bulletin Board. This Acquisition Agreement provides the following 'reset' provision that, if on the sixth
                  (6) month anniversary of the closing, if the price of TFCN common stock is below a $2.00 bid price for five consecutive trading days, then the selling shareholders will be given an additional number of TFCN common stock to offset the decline in price. The value of the common stock at the sixth month anniversary shall not be less then $400,000.00. Neither TFCN or any of its subsidiaries, nor any of its officers, directors or employees shall acquire TFCN shares Or otherwise take any action to cause the price of the shares to increase during the period from the execution of the Acquisition Agreement and the Closing.

         The parties to this Agreement (hereinafter collectively designated "Parties" and severally
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         designated "Party") hereby agree as follows:

         1. (a) Seller agrees to immediately execute, acknowledge and deliver to Buyer the Irrevocable Stock Power and Bill of Sale attached to this Agreement as Exhibit 1, which are incorporated herein for all purposes as though My set forth, relating to that certain personal property described therein (hereinafter designated "Assigned Property"). Each of the Parties acknowledges and agrees that the Assigned Property shall consist of the following:

                  (i) All trade credits, credits, accounts receivables, from any purchaser of goods and/or services, attached liabilities

         1. (b) Seller warrants that it has good and marketable title to all of the assets of the Business, exclusive of the property which indicates "Leased", executed of even date herewith, free and clear of all mortgages, liens, pledges, or encumbrances.

         1. (c) There exists, to the best of Seller's knowledge, no restriction on the right of Seller to assign and/or transfer any or all of the assets, or convey good title thereto, as contemplated by this Agreement.

         1. (d) The Executives and majority shareholders agree to tender all issued and outstanding shares issued in their names, and those shares subsequently gifted, in exchange for the 200,000 restricted shares of The Financial Commerce Network, Inc.

         2. Seller shall execute and deliver any additional documents and/or instruments, and take any and all other actions and do any and all other things necessary or appropriate, consistent with the terms of this Agreement, to consummate or otherwise implement the conveyance of the Assigned Property by Seller to Buyer as contemplated in this Agreement and such request is reasonable in character and scope, and all costs related thereto arc paid by Buyer.


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         3. To the best of its knowledge, Seller has no liabilities other than those assumed by Buyer. In the event other liabilities exist that are not listed, the debts or liabilities shall remain the obligation of Seller. Whereas, the Parties agree that Buyer shall not assume any liability or obligation of Seller unless stated specifically herein or not listed on the Schedule A. Further, the Parties agree that Buyer shall have no obligations to Seller or any third party unless specifically stated herein.

         4. The Parties agree that Seller shall be solely responsible for all taxes of every nature and kind, including without limitation, federal, state, local; sales, property, use or ad valorem taxes which occurred in the calendar years 1999.

         5. (a) Seller represents and warrants to Buyer that it is in full compliance with all federal, state, and local laws, rules, ordinances and regulations in connection with the operation of the Business and the Business Premises. Seller further represents and warrants that Seller has obtained and fully paid all fees, taxes and assessments in connection with all permits or licenses required for the operation of the Business and Business Premises.

         5. (b) Seller does hereby assign, sell, transfer, grant and convey any and all of Seller's licenses or permits (to the extent permitted by law) pertaining to the Operation of the Business and/or the Business Premises, until either the date of renewal, or for so long as permitted by applicable law. Buyer shall apply for any license or permit that is not assignable or transferable.

         6. Seller represents and warrants that it knows of no pending or imminent violations of any laws, rules, regulations, or ordinances which would adversely impact the Business or Business Premises.


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         7.       Seller and Buyer agree to prorate incidental business expenses incurred by Buyer or Seller as of the date of closing, which expenses shall not include any expenses other than telephone charges, rent, and utility expenses (such as gas, water and electricity), Any amounts due either Party shall be paid within thirty (30) days after notification by either Party to the other Party that such payment has occurred.

         8. All notices hereunder shall be in writing and may be given or served by delivering same in person, or by prepaid messenger to the person to be notified or by depositing the same in the mail, postage prepaid, registered or certified mail with return receipt requested to the Party to be notified at the address herein specified. Notice given in any manner shall be effective only if and when received at the address of the person to be notified. For the purpose of notice, the address of the Parties shall be, until changed as hereinafter provided for, as follows:

                  if to Seller:

                  StockChicken.com
                  1349 Harbor Drive
                  Sarasota, FL 34329

                  if to Buyer:

                  The Financial Commerce Network, Inc.
                  63 Wall Street, 21st Floor
                  New York, New York 10005

         9. Except as otherwise set forth in this Agreement, each of the Parties acknowledges and agrees that Buyer is not liable or responsible for any liabilities of Seller arising after the date of this Agreement. Buyer shall pay, perform and otherwise be responsible for all costs of operating- the Business which arise after the execution of this


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                  Agreement including, without limitation of the foregoing, all liabilities attributable to salaries and payroll. Except as stated herein, Seller shall be responsible for and retain all liabilities incurred in the operation of the Business (together with any of its other liabilities) arising on or prior to the execution of this Agreement and -indemnify, defend, and hold Buyer harmless from any claim, demand or cause of action asserted for acts, or omissions, which occurred prior to the effective date of this Agreement.

         10. Seller represents that this Agreement, the Assignments and Bill of Sale have been duly authorized, executed and delivered pursuant to all necessary corporate action by Seller- Buyer represents that this Agreement and the Assignment and Bill of Sale have been duly authorized, executed and delivered pursuant to all necessary corporate action by Buyer.

         11. CONSTRUCTION: The validity, interpretation and performance of this Agreement shall be governed and construed in accordance with the laws of New York. AU paragraphs headings herein are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular Sections to which they may refer.

         12. SEPARABILITY: If any section, subsection, sentence or clause of this Agreement shall be adjudged illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of this Agreement as a whole or of any section, subsection, sentence or clause hereof not so adjudged.

         13. SUCCESSORS AND ASSIGNS: The covenants and agreements contained in this Agreement shall apply to, inure to the benefit of and be binding upon the parties hereto and upon their respective successors and assigns.


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         14. This Agreement constitutes the entire understanding between the
         Parties and supersedes all prior and contemporaneous statements and representation of the Parties, if any, that were made in connection herewith, It is expressly understood and agreed that this Agreement may be executed in a number of identical counterparts or originals, each of which shall be deemed an original for all purposes. It is expressly understood and agreed that this Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York. Time is of the essence in the performance of all obligations under this Agreement.




         IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first written above.

                                            STOCKCHICKEN.COM


                                            By: /s/ TIMOTHY B. WATTERS
                                                --------------------------
                                                Timothy B. Watters
                                                President


                                            By: /s/ DAVID PIERCE
                                                --------------------------
                                                David Pierce
                                                CFO


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                                            By: /s/ STEVEN MATHER
                                                --------------------------
                                                Steven Mather


                                            THE FINANCIAL COMMERCE NETWORK, INC.


                                            By: /s/ ARA PROUDIAN
                                                --------------------------
                                                Ara Proudian
                                                President


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